Exhibit 10.3
GARDNER DENVER, INC.
EXECUTIVE ANNUAL BONUS PLAN
As Amended and Restated
I. Purpose of the Plan
     The Gardner Denver, Inc. Executive Annual Bonus Plan (the “Plan”) is intended to provide Gardner Denver, Inc. (the “Company”) a means by which it can engender and sustain a sense of personal commitment on the part of its senior executives in the continued growth, development and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may award to senior executives annual incentive compensation on the terms and conditions established herein.
II. Definitions
     2.1 “Annual Incentive Award” or “Award” means the compensation payable in cash granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations established by the Committee and the Plan.
     2.2 “Board” means the Board of Directors of the Company.
     2.3 For all purposes of the Plan, a “Change in Control” shall have occurred if any of the following events shall occur:
     (a) any “person” (as defined in Sections 13(d) and 14(d) of U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 20% of the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors (the “Voting Securities”);
     (b) during any period of not more than two consecutive years, individuals who, at the beginning of such period, constitute the Board and any new directors (other than any director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections 2.3(a), 2.3(c), or 2.3(d) of this Plan) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

     (c) the stockholders of the Company approve and the Company consummates a merger other than (A) a merger that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company and any Subsidiary, at least 50% of the combined voting power of all classes of stock of the Company or such surviving entity outstanding immediately after such merger or (B) a merger effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Voting Securities; or
     (d) the stockholders of the Company approve and the Company consummates a plan of complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company.
A Change in Control has not occurred solely because any person acquired beneficial ownership of 20% or more of the outstanding Voting Securities as a result of the Company’s acquisition of Voting Securities which reduced the number of Voting Securities outstanding and increased the person’s number of shares proportionately owned.
     2.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     2.5 “Commission” means the Securities and Exchange Commission.
     2.6 “Committee” means the Management Development and Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that the Committee shall consist of three or more persons, each of whom is an “outside director” within the meaning of Section 162(m) and a “disinterested person” within the meaning of Rule 16b-3 under the Exchange Act.
     2.7 “Employee” means an employee of the Company or any of its subsidiaries or affiliates.
     2.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     2.9 “Participant” means a Senior Executive Officer of the Company who is selected by the Committee to participate in the Plan.
     2.10 “Plan” means the Gardner Denver, Inc. Management Annual Incentive Plan dated January 1, 2001.
     2.11 “Performance Goals” shall be defined as the performance criterion or criteria established by the Committee, pursuant to Section V hereof, for the purpose of determining Awards under the Plan.

     2.12 “Performance Period” means the consecutive 12 month period that constitutes the Company’s fiscal year.
     2.13 “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder.
     2.14 “Senior Executive Officer” means the Chairman, Chief Executive Officer, President, any Executive Vice President, any Senior Vice President, any senior officer reporting directly to the Chief Executive Officer and any other Vice President or senior executive or officer designated by the Chief Executive Officer.
     2.15 “Voting Stock” means securities entitled to vote in an election of Directors of the Company.
III. Administration
     3.1 The overall administration of the Plan, including the final determination of Awards to each Participant, is vested in the Committee.
     3.2 Determinations of the Committee in administering the Plan shall be final and binding upon all Participants.
IV. Eligibility
     Participation in the Plan shall be limited to Senior Executive Officers. Participants will be selected for participation annually by the Committee not later than 90 days after the commencement of the Performance Period. The Committee may withdraw its approval for participation in the Plan for a Participant at any time. In the event of such withdrawal, such Participant shall cease to be a Participant as of the date designated by the Committee and the Employee shall be notified of such withdrawal as soon as practicable following such action. Further, such Employee shall cease to have any right to an Award for the Performance Period in which such withdrawal is effective; provided, however, that the Committee may, in its sole discretion, authorize a prorated award based on the number of full months of participation prior to the effective date of such withdrawal and the Company’s performance during such period.
V. Performance Goals and Measures
     5.1. Performance Goals shall be established by the Committee not later than 90 days after commencement of the Performance Period relating to a specific Award. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance. The criterion or criteria used in establishing Performance Goals may, at the discretion of the Committee, include one or any combination of the following: (i) the Company’s return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels expressed in absolute dollars or earnings per share of the Company; or (iii) operating cash flow or cash flow from operating activities. The Performance Goals established by the Committee shall include a threshold level of performance below which no Award will be payable and a maximum Award opportunity for each Senior Executive Officer. The determination of attainment of the Performance Goals shall be determined in accordance with generally accepted accounting principles and certified in writing by the Committee.
     5.2 The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting policies; (iv) charges related to restructured or discontinued operations; (v) restatement of prior period financial results; and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements.
VI. Awards
     6.1 Awards under the Plan shall be paid in cash.
     6.2 At the first meeting of the Committee after the expiration of the Performance Period, the Committee shall review the prior year’s performance in relation to the Performance Goals and determine the level of achievement of the Performance Goals. Payment of Annual Incentive Awards to Participants under the Plan shall occur only after the Committee has certified in writing that the Performance Goals have been achieved for the relevant Performance Period. Notwithstanding the attainment of Performance Goals for the Company as a whole, Awards for Individual Participants under the Plan may be denied or adjusted by the Committee, in its sole judgment, based on its assessment of the Participant’s performance. However, no upward adjustment may be made to an Annual Incentive Award for a Participant if Section 162(m) would limit the deduction the Company may claim for that Participant’s compensation. The maximum Annual Incentive Award that may be granted to a Senior Executive Officer under the Plan for any Performance Period may not exceed $3,000,000 or, if less, three times the Senior Executive Officer’s base salary as of the last day of the Performance Period. In no case shall any payment be made hereunder later than March 15th following the calendar year in which occurs the later of the time the legally binding right to the payment arises or the time such right first ceases to be subject to a substantial risk of forfeiture.
VII. Deferrals and Settlements
     The Committee may permit Participants to elect to defer receipt of all or a portion of the Annual Incentive Award under administrative policies established by the Company from time to time, which shall be in compliance with Sections 162(m) and Section 409A of the Code.
VIII. Withholding Taxes
     The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law.

IX. No Right to Continued Employment or Awards
     No person shall have any claim or right to be granted an Award, and the granting of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any of its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability under the Plan; except that a Participant who was actively employed as of the last day of the applicable Performance Period shall be eligible to receive payment of his Award, as determined pursuant to Section 6.2 hereof, even though the Participant is no longer an active employee of the Company at the time the Committee actually pays Awards under the Plan for the applicable Performance Period. The Committee shall also have the discretion to grant eligibility to a Participant to receive payment of an Award, notwithstanding the fact that the Participant is not employed by the Company at the end of the Performance Period.
X. Change in Control
     Immediately upon a Change in Control, the Participant shall receive a prorated payment of the Award payable hereunder at the target Performance Goal level and the Company shall make a payment in cash to each Participant within ten (10) days after the effective date of the Change in Control in the amount of such target Award, but in no case shall any payment be made hereunder later than March 15th following the calendar year in which occurs the later of the time the legally binding right to the payment arises or the time such right first ceases to be subject to a substantial risk of forfeiture. The granting of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its business or assets.
XI. Amendment, Modification, Suspension or Termination
     The Board may amend, modify, suspend or terminate this Plan for any purpose except that no amendment or alteration shall be effective prior to approval by the Company’s shareholders to the extent such approval is then required pursuant to Section 162(m) or otherwise required as a matter of law. Further, no amendment to the Plan shall be effective that would: (i) increase the maximum amount that can be paid to a Participant under the Plan; (ii) change the performance criterion or criteria set forth in Section V hereof for payment of Awards; or (iii) modify the eligibility requirements for Participants in the Plan unless first approved by the Company’s shareholders.
XII. Governing Law
     The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

XIII. Other Benefit and Compensation Programs
     Unless otherwise specifically provided to the contrary in the relevant plan, program or practice, Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits under any other Company benefit plan, program or practice or any severance policy of the Company. Further, the Company may adopt other compensation programs, plans or arrangements for employees below the level of Senior Executive Officer as it deems necessary and appropriate.
XIV. Successors and Assigns
     The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
XV. Effective Date
     This Plan was originally effective on January 1, 2006 following approval by the Company’s shareholders at the annual meeting of the Company’s shareholders held in May 2005. The Plan was amended and restated on November 4, 2008. Subject to earlier termination pursuant to Section XI, the Plan shall terminate effective December 31, 2010. After termination of the Plan, no future awards may be granted under the Plan.
XVI. Interpretation and Savings
     All terms and conditions of this Plan applicable to qualified performance-based compensation shall be construed to be in accordance with the qualified performance-based compensation requirements of Section 162(m) of the Internal Revenue Code, and any offending or non-compliant terms shall be amended, voided and/or reformed to the extent necessary to comply with Section 162(m). Likewise, all terms and conditions of this Plan applicable to any non-qualified deferred compensation shall be construed to be in accordance with the non-qualified deferred compensation requirements of Section 409A of the Internal Revenue Code, including but not limited to its short term deferral exception, and any offending or non-compliant terms shall be amended, voided and/or reformed to the extent necessary to comply with Section 409A.